Exhibit 10.7

DATABASE ACCESS AND CONTENT LICENSE, HOSTING

AND SUPPORT AGREEMENT

This Database Access and Content License Agreement (“Agreement”) is made and entered into as of this ____ day of March, 2005 (the “Effective Date”) by and between FIIC Research and Development LLC, an Ohio Limited Liability Company, with its principal place of business located at 1585 Bethel Road, Columbus, Ohio 43220 (“Licensor”), and FIIC, Inc., an Delaware corporation, with its principal place of business located at 1585 Bethel Road, Columbus, Ohio 43220 (“Licensee”), with reference to the following facts and circumstances:

Licensor has developed an extensive database of insurance underwriting data and standards (as further defined in Schedule 1, the “Database”) for use in connection with insurance policies that insure investors against the risk of the loss of capital in certain business entities (“Investment Loss Policies”). Licensor hosts the database on Licensor’s Web site located at the URL http://65.106.172.35/ver1.2/, or such other URL as Licensor may specify from time to time (the “Database Site”), and makes available through the Database Site software applications, together with workflow definitions, decision processes and models for managing such applications and utilizing the Database (collectively, the “Database Technology”). In addition, Licensor maintains and continues to augment the Database. Licensee wishes to obtain an exclusive and perpetual license to access the Database and to use Database Technology to obtain the underwriting data, standards and other information that the Database contains (the “Database Content”) for the purpose of underwriting Investment Loss Policies. Licensee also wishes to have the right to grant nonexclusive sublicenses to third parties involved in underwriting Investment Loss Policies. In addition, Licensee seeks to ensure that Licensor continues to host, maintain and augment the Database and the Database Technology during the period in which this Agreement is in effect.

Accordingly, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

Section 1.	Definitions Generally.

The capitalized terms used in this Agreement, and the non-capitalized terms “derivative work,” “force majeure event,” “party” or “parties,” “person,” “object code,” and “source code,” have the meanings given to such terms in Schedule 1.

Section 2.	Grant of License.

2.1      Access and Use License. Licensor hereby grants to Licensee an exclusive, non-transferable, worldwide, perpetual right and license to access the Database, to perform, display and use the Database Technology to interact with the Database and to use the Database Content, with the rights to sublicense described in Section 2.2.

2.2	Sublicense Rights and Restrictions.

(a)          Sublicense Rights. Licensor hereby grants to Licensee the exclusive right to sublicense to third parties Licensee’s rights to access the Database, to perform, display, and use the object code and other applications comprising the Database Technology, in hosted mode, to interact with the Database and to use the Database Content for the purpose of underwriting Investment Loss Policies.

(b)          Sublicense Restrictions. Sublicensee shall grant each sublicense under a written and fully executed sublicense agreement with terms no less restrictive with respect to the scope of the sublicense, use limitations, and confidentiality obligations than the applicable provisions in this Agreement (the “Sublicense Agreement”). In addition, Licensee shall provide to Licensor written notice and a copy of each such sublicense. Each Sublicense Agreement shall, at a minimum, contain terms that state that the Hosted Database is provided “as is,” without representation or warranty of any kind, and is protected by copyright, trademark, and other intellectual property laws. In addition, if Licensee enters into a Sublicense Agreement with any unit or agency of the U.S. Government (the “Government”), Licensee shall include in the sublicense agreement provisions sufficient to fully protect Licensor’s Intellectual Property Rights in and to the Hosted Database.

2.3      No Implied License. Licensee acknowledges and agrees that this Agreement shall in no way be construed to grant to Licensee any express or implied license (a) to access the Database Technology or any source code that is part of the Database Technology for the purpose of creating derivative works of or otherwise modifying the Database Technology or in any form other than hosted mode, or (b) other than as expressly set forth in this Agreement, to Licensor's Intellectual Property Rights, including Licensor’s Intellectual Property Rights in and to the Database, Database Content, and Database Technology (collectively, the “Hosted Database”) .

Section 3.	Hosting Services.

3.1      General. Licensor shall host the Hosted Database on Licensor’s proprietary operating system. Promptly following the Effective Date, and from time to time as necessary thereafter, Licensor shall provide to Licensee the URL and other information required for Licensee to access the Hosted Database.

3.2      Service Levels. In providing the services described in this Section 3 (the “Hosting Services”), Licensor shall take all commercially reasonable measures to ensure that Licensor meets the service levels set forth in Exhibit B (the “Service Levels”).

3.3      Passwords. Licensor may issue to Licensee and to each of Licensee’s authorized sublicensees (“Sublicensees”), or otherwise require Licensee and each Sublicensee to establish, a password to gain access to the Hosted Database (“Password”). Licensee acknowledges and agrees that Licensee shall safeguard its Password and distribute it only to its employees and authorized agents who have been provided with a copy of this Agreement, understand its restrictions, and have agreed not to disclose the Password to any person whom Licensee has not authorized to use the Password. Licensee shall notify

Licensor immediately by telephone, followed by notice given as required under Section 11.8, if Licensee has any reason to believe that the security of Licensee’s Password has been compromised. In addition, Licensee shall ensure that each Sublicensee likewise shall (a) distribute the Sublicensee’s Password only to the Sublicensee’s employees and authorized agents who are subject to written confidentiality obligations no less stringent that the confidentiality obligations in this Agreement and who have agreed not to disclose the Sublicensee’s Password; and (b) notify Licensor immediately by telephone, followed by notice given as required under Section 11.8, if the Sublicensee has any reason to believe that the security of the Sublicensee’s Password has been compromised.

Section 4.	Support Services.

4.1      General. Licensor shall make the Hosted Database available through the Database Site, hosted on Licensor’s proprietary operating system installed on Licensor’s servers, in accordance with the terms and conditions of this Agreement and in a good and workmanlike manner.

4.2      Security and Precautions Against Unauthorized Code. Licensor shall implement commercially reasonable security measure in providing the Hosting Services to Licensee and Sublicensees. Licensor also shall take commercially reasonable precautions to prevent the transmission of Unauthorized Code as a result of Licensee’s and Sublicensees’ use of the Hosted Database.

4.3      Deficiencies and Defects. Licensee promptly shall report to Licensor, any deficiencies or defects in the operation of the Hosted Database and in the Database Content that Licensee observes or of which Licensee becomes aware. In addition, Licensee shall advise Licensor of any enhancements that Licensee determines would improve the Hosted Database.

4.4      Enhancements. As a part of the support services described in this Section 4 (“Support Services”), Licensor shall make all error corrections in and enhancements of the Database Content and/or the Database Technology that are reasonably necessary to ensure the accuracy and completeness of the Database Content and proper operation of the Database Technology and/or that Licensee reasonably requests.

Section 5.	Access Royalties: Hosting and Support Consideration.

5.1      License Royalties. In consideration for the license (including sublicense) rights that Licensor grants to Licensee under Section 2, Licensee shall issue to Licensor 9,789,000 shares of its common stock and 5-year warrants to purchase 1,808,307 shares of its common stock at an exercise price of $0.87 per share, and shall pay the Licensor One Hundred Thousand Dollars ($100,000) (the “License Royalties”).

(a)          Representations of the Licensor. The Licensor makes the following representations, which may be relied upon by the Licensee in issuing the shares of its common stock comprising the License Royalties to the Licensor:

(i)           The Licensor has experience in evaluating and investing in similar entities and in similar transactions so that the Licensor is capable of evaluating the merits and risks of its investment in the Licensee and is an “accredited investor,” as that term is defined in Regulation D, promulgated pursuant to the Securities Act of 1933, as amended (the “Act”). The Licensor, by reason of the Licensor’s business or financial experience or the business or financial experience of the Licensor’s professional advisors has the capacity to protect his/her/its own interests in connection with the acceptance of shares of the Licensee’s common stock as consideration hereunder.

(ii)          The Licensor has met with representatives of the Licensee and thereby has had the opportunity to ask questions of, and receive answers from, said representatives concerning the Licensee and the terms and conditions of this transaction, as well as to obtain any information requested by the Licensor. Any questions raised by the Licensor or his/her/its representatives concerning the transaction have been answered to the satisfaction of the Licensor and his/her/its representatives. The Licensor’s decision to enter this Agreement and accept shares of Licensee’s common stock as its consideration hereunder is based in part on its own evaluation of the risks and merits of the transaction and the business activities of the Licensee.

(iii)        Licensor has carefully considered and has discussed with the its professional legal, tax, accounting and financial advisors, to the extent the Licensor has deemed necessary, the suitability of this transaction for the Licensor’s particular federal, state, local and foreign tax and financial situation and has determined that this transaction, including the receipt of consideration in the form of common stock in a privately-held company, is suitable for the Licensor. In considering this transaction, Licensor is not relying on any representation, warranty or statement made by the Licensee or any of its agents, employees, officers or representatives not specifically referenced herein or in any document attached hereto.

(iv)         The Licensor understands that none of the shares of Licensee’s common stock comprising the License Royalties have been registered under the Act). The Licensor acknowledges that the common stock received hereunder must be held indefinitely unless subsequently registered under the Act or an exemption from such registration requirement is available. Licensor understands that any and all certificates representing the shares of Licensee’s common stock to be received as License Royalties and any and all share issued in replacement thereof or in exchange therefor shall bear the following legend or one substantially similar thereto, which Licensor has read and understands:

“THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), or the securities laws of any state of the United States. The securities represented hereby may not be offered or sold in the absence of an effective registration statement for the securities under applicable securities laws unless offered, sold or transferred under an available exemption from the registration requirements of those laws. NOTWITHSTANDING THE FOREGOING, THESE SECURITIES

MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY SUCH SECURITIES.”

Because of the restrictions imposed on resale, Licensor understands that the Licensee shall have the right to note stop-transfer instructions in its stock transfer records, and Licensor has been informed of the Licensee’s intention to do so. Any sales, transfers, or any other dispositions of the Securities by Subscriber, if any, will be in compliance with the Act.

(v)          Licensor acknowledges it is aware of the Licensee’s intention to engage in at least one merger, share exchange, or acquisition transaction during 2005, and possibly additional such transactions during this period or shortly thereafter, and further acknowledges that, as a result, Licensor’s ability to show a return on its capital position in Licensee is quite speculative in that it is predicated on several factors, none of which can be assured. Licensor affirms that it can bear the economic risk of accepting common stock as consideration in this transaction.

5.2      Hosting and Support Consideration. In consideration for the Hosting Services and the Support Services, Licensee shall pay to Licensor three percent (3%) of Net Premiums (the “Hosting and Support Payments”).

5.3      Payment. Except as the parties otherwise agree in writing, within forty-five (45) days following the last day of each Quarterly Royalty Period (as defined below), the total amount of accrued Hosting and Support Fees payable pursuant to Section 3.2 above shall be calculated and the amount thereof shall be paid by Licensee to Licensor. For the purposes of this Agreement, “Quarterly Royalty Period” means each calendar quarter (i.e., a period of three (3) consecutive calendar months commencing on January 1, April 1, July 1 or October 1 of each year) during the term of this Agreement, with the exception of the first Quarterly Royalty Period, which shall commence on the Effective Date and end on March 31, 2005. The last Quarterly Royalty Period shall end on the termination of this Agreement, thereby possibly comprising fewer than three (3) months.

5.4      Royalty Reports. Except as the parties otherwise agree in writing, within forty-five (45) days following the last day of each Quarterly Royalty Period, Licensee shall submit to Licensor a complete report that itemizes the gross insurance premiums received by Licensee for Investment Loss Policies and tabulate the accrued percentage of Net Premiums that Licensee owes to Licensor under Section 5.2 (the “Quarterly Accounting”). The Quarterly Accounting report shall be certified by an authorized representative of Licensee. Each such certified Quarterly Accounting report shall contain information in sufficient detail to verify the accuracy of the Hosting and Support Fees then due. Further, Licensee shall furnish whatever additional information Licensor may reasonably prescribe from time to time to enable Licensor to verify the calculation of the License Royalties and Hosting and Support Fees due under this Agreement.

Section 6.	Records and Audits.

Licensee shall to keep, on a continuing basis, full and accurate records and accounts sufficient to permit Licensor to verify the accuracy of all reports submitted by Licensee and the correctness of all payments of License Royalties and Hosting and Support Fees as

required under this Agreement. Licensor shall have the right, at its sole expense, to examine such books and records, whether in electronic format or otherwise, to the extent that such examination is necessary and pertinent to the foregoing verification, during reasonable business hours, using its employees or principals, or through outside, authorized representatives. In the event such an examination reveals that any of the reports submitted or payments made by Licensee to Licensor, as required under this Agreement, understated the License Royalties and/or Hosting and Support Fees by five percent (5%) or more, then Licensee shall, in addition to the payment of the additional License Royalties and/or Hosting and Support Fees determined by such examination, promptly pay to Licensor the reasonable cost of such examination.

Section 7.	Proprietary Rights.

7.1      Title. All right, title, and interest in and to the Intellectual Property Rights in the Hosted Database shall remain with Licensor and its licensors. Licensee obtains only a limited exclusive and perpetual license to the Hosted Database, with rights to sublicense, subject to all of the terms and conditions of this Agreement. Licensee hereby acknowledges and agrees that the Hosted Database contains valuable proprietary and confidential information developed or acquired by Licensor through the expenditure of a great deal of time and money, including, without limitation, valuable historical research concepts and innovations. To the extent, if any, that any ownership interest in and to such Intellectual Property Rights does not automatically vest in Licensor, or its licensor(s), by virtue of this Agreement or otherwise, and instead vest(s) in Licensee, Licensee hereby (a) transfers and assigns to Licensor, or its licensor(s), to the extent permitted by law, all right, title, and interest that Licensee may have in and to the Intellectual Property Rights, and (b) grants to Licensor, or its licensor(s), a license to use and exploit all applicable Intellectual Property Rights that Licensee is unable under law to transfer and assign to Licensor, or its licensor(s).

Section 8.	Confidentiality.

8.1      Definition. As used in this Agreement, “Confidential Information” means the confidential and proprietary information of a party (the “Disclosing Party”), including the Intellectual Property of the Disclosing Party and its technical information, customer lists, operating procedures, and production technologies. The Confidential Information of a Disclosing Party, however, shall not include any Intellectual Property or other information of the Disclosing Party that:

(a)          at the time of its disclosure was known to the party receiving such Intellectual Property or information (the “Receiving Party”) or any of its agents;

(b)          is independently discovered or developed by the Receiving Party independent of the Receiving Party’s receipt of, and without any reference to, such Intellectual Property or other information;

(c)          was generally known to the public prior to its disclosure to the Receiving Party, or becomes generally known to the public through no fault of the Receiving Party; or

(d)          the Disclosing Party expressly authorizes the Receiving Party to disclose.

8.2      Nondisclosure. The Receiving Party shall not disclose the Confidential Information of the Disclosing Party to any person, except on a confidential basis to the Receiving Party’s shareholders, managing directors, employees, agents, professional advisors, affiliates, or assignees who have a need to know such Confidential Information in order to fulfill or to assist the Receiving Party in fulfilling the Receiving Party’s obligations, or to exercise or assist the Receiving Party in exercising, its rights under this Agreement and who are bound in writing, or by the ethical standards of their profession, to preserve the confidentiality thereof. The Receiving Party shall not use the Confidential Information of the Disclosing Party for any purposes other than those permitted under this Agreement. The Receiving Party shall diligently preserve the confidentiality of the Confidential Information of the Disclosing Party and shall exercise at least such care as the Receiving Party employs to preserve the confidentiality of its own Confidential Information, but in no event less than reasonable care.

8.3      Compelled Disclosure. The Receiving Party shall have the right to disclose the Confidential Information of the Disclosing Party if compelled to do so under court order, other lawful process, or applicable laws, rules, or regulations, including those applicable to securities. If the Receiving Party is compelled to disclose the Confidential Information of the Disclosing Party, the Receiving Party (a) may disclose the Confidential Information only to the extent required to fulfill such court order, lawful process, or legal requirement, (b) shall notify the Disclosing Party of the compelled disclosure promptly and prior to disclosure, so that the Disclosing Party may seek an appropriate remedy to prevent such disclosure, and (c) shall request that the person demanding the production of the Confidential Information allow the disclosing party a reasonable period of time in which to seek such remedy or a protective order. If the disclosure of the Disclosing Party’s Confidential Information is compelled by securities laws, rules, or regulations to be made in a public announcement or publicly filed document, the Receiving Party shall consult with the Disclosing Party on the wording of the disclosure in such public announcement or publicly filed document.

Section 9.	Licensor’s Indemnification Obligations.

Licensor shall defend or settle at its expense and shall pay the costs and damages awarded against Licensee in any action brought against Licensee alleging that the Hosted Database infringes a United States patent or copyright, provided that Licensee (a) promptly notifies Licensor in writing of such action, (b) provides Licensor with all reasonable assistance for the defense or settlement of such action, (c) grants to Licensor sole authority and control for the defense or settlement of such action, and (d) fully observes all the terms and conditions of this Agreement. If a final injunction is obtained against Licensee in such action, Licensor shall, at Licensor's option and expense, (i) procure for Licensee the right to continue using the Hosted Database, (ii) replace or modify the infringing portion of the Hosted Database so that it becomes non-infringing, or (iii) terminate this Agreement and refund to Licensee any License Royalties and/or Hosting and Support Fees paid that Licensee has paid for any period during which Licensee is unable to make use of the Hosted Database.

Section 10.	Termination.

10.1    Termination for Default. The non-defaulting party shall be entitled to terminate this Agreement upon written notice to the defaulting party if the defaulting party materially breaches any obligation hereunder, which breach continues or remains uncured for a period of sixty (60) days after receipt of written notice from the non-defaulting party, unless such breach cannot by its nature be cured, in which event the defaulting party shall be deemed in default hereof upon the occurrence of such breach.

10.2    Licensor’s Termination Rights. Licensor shall have the right to terminate this Agreement if Licensee (a) enters into any voluntary or involuntary receivership or bankruptcy arrangement, makes a general assignment for the benefit of creditors, or commences any case, proceeding, or other action seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it bankrupt or insolvent; (b) seeks a reorganization, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, or relief of debtors, or appointment of a receiver, trustee, custodian, or similar official for it or for all or any substantial part of its property; (c) has entered against it a final order by a court of competent jurisdiction (i) finding Licensee to be bankrupt or insolvent, (ii) ordering or approving Licensee’s liquidation, reorganization, or any modification or alteration of the rights of its general creditors, or (iii) assuming custody of or appointing a receiver or other custodian for all or a substantial part of Licensee’s property; or (d) ceases to do business in the ordinary course.

10.3    Licensee’s Termination Rights. Licensee shall have the right to terminate this Agreement without cause; provided, however, that prior to such termination date, Licensee provides Licensor with written notice of its intent to terminate this Agreement at least ninety (90) days prior to such termination date.

10.4    Consequences of Termination. Upon termination of this Agreement under this Section 10, Licensee's right to access the Hosted Database or otherwise exercise any of Licensee’s rights under Section 2 shall terminate, and Licensee and Licensor each shall immediately destroy or permanently delete all copies of any of the other party’s Confidential Information then in its possession. An officer of Licensee shall, upon completion by Licensee of such destruction, certify in writing to Licensor that Licensee has in fact fulfilled its obligations under this Section 10.4. An officer of Licensor likewise shall, upon completion by Licensor of such destruction, certify in writing to Licensee that Licensor has in fact fulfilled its obligations under this Section 10.4.

10.5    Sublicenses. Sublicenses granted by Licensee shall remain in force according to their terms, provided that such sublicenses shall, at Licensor’s election, revert to Licensor.

Section 11.	General Provisions.

11.1    Construction. As used in this Agreement, unless the context otherwise requires: (a) references to “Section” are to a section of this Agreement; (b) all “Schedules” and “Exhibits” referred to in this Agreement are to Schedules and Exhibits attached to this Agreement and are incorporated into this Agreement by reference and made a part of this

Agreement; (c) “include,” “includes,” and “including” are deemed to be followed by “without limitation,” whether or not they are in fact followed by such words or words of like import; (d) unless the context clearly indicates otherwise, any term defined or used in the singular shall include the plural of such term, any term defined or used in the plural shall include the singular of such term, and the masculine gender shall include the feminine or neuter; and (e) the headings of the various sections and other subdivisions of this Agreement are for convenience of reference only and shall not modify, define, or limit any of the terms or provisions of this Agreement

11.2    No Joint Venture. Nothing contained in this Agreement shall be construed as creating a joint venture or partnership relationship among the parties hereto nor shall any party have the right, power or authority to create any obligation or duty, express or implied, on behalf of any other party.

11.3    Assignment. Licensee shall neither assign any of its rights under this Agreement nor delegate its duties hereunder to another person or legal entity without the prior written consent of Licensor, which consent may be withheld for any reason, except Licensee may assign any of its rights or delegate its duties under this Agreement without prior consent of the Licensor pursuant to or in conjunction with a merger with or acquisition of or by another entity. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective trustees, successors, permitted assigns, and legal representatives.

11.4    Non-Waiver. A failure of any party hereto to exercise any right given to it hereunder, or to insist upon strict compliance by another party of any obligation hereunder, shall not constitute a waiver of the first party's right to exercise such a right, or to exact compliance with the terms hereof. Moreover, waiver by any party of a particular default by another party shall not be deemed a continuing waiver so as to impair the aggrieved party's rights in respect to any subsequent default of the same or a different nature.

11.5    Amendment. The parties may amend this Agreement only by mutually executing a written amendment specifying the intended changes in terms and conditions and the effective date of such amendment.

11.6    Survival. Upon the termination of this Agreement for any reason, the following Sections shall remain in full force and effect: 5 and 6 (to the extent that amounts remain due and owing to Licensor under this Agreement), 7, 8, 9, 10.4, and such definitions (under Section 1 and Schedule 1) and provisions of this Section 11 as are necessary to give meaning and effect to the foregoing provisions.

11.7    Governing Law. The parties agree that the laws of the State of Ohio shall govern the interpretation and enforcement of this Agreement, without giving effect to that State's choice of law rules.

11.8    Notices. All notices or other communications that shall or may be given pursuant to this Agreement, shall be in writing, in English, shall be sent by certified or registered air mail with postage prepaid, return receipt requested, by facsimile, telex or cable communication, or by hand delivery. Such communications shall be deemed given and received upon dispatch, if sent by facsimile, telex, or cable communication; or upon delivery if hand delivered; or within five (5) days of mailing, if sent by certified or registered mail, and shall be addressed to the parties as set forth below or to such other addresses as the parties may designate in writing from time to time.

If to Licensor:	FIIC Research and Development, LLC

1585 Bethel Road

Columbus, Ohio 43222

Attn:	James W. France, Manager
Fax:	(614) 451-5032
with a copy to:	Thompson Hine LLP
One Columbus
10 West Broad Street
Columbus, Ohio 43215-3435
Attn:	Alan Berliner
Cc:	Glen A. Varchetti
Fax:	(614) 469-3361

If to Licensee:	FIIC, Inc.

1585 Bethel Road

Columbus, Ohio 43220

Attn:	James Bowser, Chief Operating Officer

and Executive Vice President

Fax:	(614) 451-5032
with a copy to:	Kirkpatrick & Lockhart Nicholson Graham LLP

10100 Santa Monica Blvd.

7th Floor

Los Angeles, California 90067

Attn: Thomas J. Poletti, Esq.

Fax: (310) 552-5001

11.9    Attorney's Fees to Prevailing Party. In the event of any litigation or other proceedings (including proceedings in bankruptcy) concerning or related to this Agreement, the prevailing party, solely as between Licensor and Licensee, shall be entitled to recover its actual attorneys' fees and expenses incurred in connection with such proceedings.

11.10                   Entire Agreement. This Agreement contains the full understanding of the parties and supersedes all prior agreements and understandings, written or oral, between the parties with respect to the subject matter hereof; and there are no representations, warranties, agreements or understandings other than those expressly contained herein. No alteration, modification, variation or waiver of this Agreement, or any of the provisions hereof shall be effective unless executed by both parties in writing.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the dates indicated below.

FIIC Research and Development, LLC (“Licensor”)

________________________________

By:	James W. France

Its:	Manager

Dated: ________, 2005

FIIC, Inc. (“Licensee”)

________________________________

By:	James Bowser

Its:	Chief Operating Officer and Executive Vice President

Dated: ________, 2005

Schedule 1

DEFINITIONS

“Agreement” has the meaning given to that term in the first paragraph of the Agreement.

“Confidential Information” has the meaning given to that term in Section 8.1.

“Database” means the computer database hosted by Licensor that contains underwriting data, standards and other information more fully described in Exhibit A to this Agreement.

“Database Content” has the meaning given to that term in the second paragraph of the Agreement.

“Database Site” has the meaning given to that term in the second paragraph of the Agreement.

“Database Technology” has the meaning given to that term in the second paragraph of the Agreement.

“Derivative Work” has the meaning given to that term in Section 101 of the United States Copyright Act, as amended and in effect on the Effective Date.

“Disclosing Party” has the meaning given to that term in Section 8.1.

“Effective Date” has the meaning given to that term in the first paragraph of this Agreement.

“Force majeure event” means a strike, shortage, riot, insurrection, fire, flood, storm, explosion, act of God, war, governmental action, labor condition, earthquake or any other cause beyond the reasonable control of such party.

“Government” has the meaning given to that term in Section 2.2 of the Agreement.
“Hosted Database” has the meaning given to that term in Section 2.3.
“Hosting and Support Fees” has the meaning given to that term in Section 5.2.
“Hosting Services” has the meaning given to that term in Section 3.2.

“Intellectual Property” means any and all ideas, information, concepts, designs, logos, names, know how, techniques, processes, methods, inventions, products, works of authorship, discoveries, developments, source code and object code, other programming code, algorithms, mask works, innovations, improvements, and other proprietary property of a party of any kind, whether tangible or intangible, whether in written, oral, chemical, magnetic, photographic, optical, or other form, in all stages of research and development.

“Intellectual Property Rights” means any and all copyright rights, trademark rights, trade secret rights, patent rights and other proprietary, intellectual property, and industrial rights of any kind, including registrations, applications, continuations, continuations-in-part, divisionals, reexaminations, reissues, and foreign applications and/or counterparts thereof.

“Investment Loss Policies” has the meaning given to that term in the Recitals.

“License Royalties” has the meaning given to that term in Section 5.1.

“Licensee” has the meaning given to that term in the first paragraph of the Agreement.

“Licensor” has the meaning given to that term in the first paragraph of the Agreement.

“Net Premiums” means the gross amount of all insurance premiums for Investment Loss Policies written using the Database received by Licensee and all Sublicensees, less sales commissions paid to brokers or other third parties.

“Object Code” means the binary-coded version of computer software that has, through the use of assemblers, compilers, and interpreters, been converted from source code into machine language executable by a computer.

“Party” or “parties” mean a party or the parties to this Agreement.
“Password” has the meaning given to that term in Section 3.2.
“Quarterly Accounting” has the meaning given to that term in Section 5.4.
“Quarterly Royalty Period” has the meaning given to that term in Section 5.3.
“Receiving Party” has the meaning given to that term in Section 8.1(a).

“Service Levels” has the meaning given to that term in Section 3.2 and Exhibit B.

“Sublicense Agreement” has the meaning given to that term in Section 2.2(b).
“Sublicensees” has the meaning given to that term in Section 3.2.
“Support Services” has the meaning given to that term in Section 4.4.

“Unauthorized Code” means and includes any virus, Trojan horse, worm or other software design, instruction, or routine or hardware component that permits unauthorized access to the Hosted Database or Licensor’s servers, or that functions to disable, erase, otherwise harm, or render inoperable or otherwise incapable of being used in the full manner for which they were designed and created, all or any part of the Hosted Database or Licensor’s servers.

“URL” stands for “uniform resource locator” and means the address that defines the route to a file on the Web or other Internet facility.

“Web” means the World Wide Web Internet facility that links documents locally and remotely through computers and computer networks.

Exhibit A.

SAMPLE DATABASE DESCRIPTION AND USAGE

SAMPLE DATABASE DESCRIPTION AND USAGE (CONT.)

SAMPLE DATABASE DESCRIPTION AND USAGE (CONT.)

Premium Modification RATING PLAN

Assessment Phases [AP] 2 and 3 at application time

AP2	Application Process

A. Client Application Questionnaire

* Automated Underwriting Process (AUP)
(4%-8% per MM) Graded by SIC
Risk Covered not to score less than DD Score:	662

* Basic Underwriting Status (BUS)
(5%-11%) per MM) Graded by SIC

Risk Covered not to score less than DD Score:	354
Further documentation needed.

* Advanced Underwriting Status (AUS)
(7%-16%) per MM) Graded by SIC

Risk Covered not to score less than DD Score:	178
further documentation needed.

* Sub-Standard DD Score:	22-88

Uninsurable at this time; Client asked to review feedback and possibly reapply.

Rate Table

DD	Risk	Risk	Range		}Premium Rate2 (R2)
Score	Level	High	Average	Low
22	6	30%	22%	18%
44	5	22%	17%	14%
88	4	20%	15%	12%
178	3	16%	10%	7%
354	2	11%	7%	5%
662+	1	8%	5%	4%

(DD = Due Diligence Score from computer application process)

662+ = 90 % of a perfect score (736) or higher

364	= 50% of a perfect score (736)
178	= 24% of a perfect score (736)
AP3	Premium Modifications Calculations to Questionnaire Rating
B.	Investor type Modification factor
* Lender Investor (bank)	1.0	} times R2 = Premium Rate3(R3)
* Accredited Investor	1.25
* Non-accredited Investor (at least one)	1.5
* Institutional or (brokered trans)	1.0
C.	Sub-S or Limited Liability Corp. factor
* 1-6 Investors	1.0	} times R2 = Premium Rate4 (R4)
* 7-10 Investors	1.0
* 11-30 Investors	1.25
* >30 Investors	1.50

SAMPLE DATABASE DESCRIPTION AND USAGE (CONT.)

SAMPLE DATABASE DESCRIPTION AND USAGE (CONT.)

AP5 Internal Entrepreneur and Business Plan Review (see process chart dotted blue)

Credit reports (and future more composite Fair-Isaac) and reference check data for Client and Investor(s) are analyzed and scored. An evaluation team across 4 disciplines completes a sectional review and scoring of the Client's Business Plan on a *pass* or *fail* basis.

BPSS U:bpsf001.10<||> Client Business Plan Scoring Form <||> Company--> AB03-000868 Delta Enterprises
Element Category Score Pad
Guidelines and Control
Marketing (M)
Competition
Customer Base
Distribution
Entry Barriers
Exit
Image
Pricing
Sales
Seasonality
Segmentation
Strategy
Substitution
Suppliers
Support
Survey
Warranty
Financial (F)
12 Qtrs. Statements
Assumptions
Capital
Investor Exit
Enterprise Functionality (E)
Compensation
Human Resources
Location
Management
Operations
Structure
Product/Service (P)
Commercialization
Material Composition
Plausibility
Suitability/Serviceability
Supplementary Information (S)
Contracts
Environmental
Government Regs
Intellectual Property
Professional Opinions
Technology Certification
Pass Fail Fatal
Sustainable Venture w/Exit
Commercially Feasible
Overall Evaluation
Company Name
Delta Enterprises
Analyst ID Auth
TMO'Leary 555666 CmS
1. Clear Scoring Form with Button
Clear Scoring Form
CLEARED -- Unlocked
2. Confirm Element(s) to be rated
M F E P S O All
3. Check (rate) Category(s)
4. Record scoring with Button
Record Scoring
5. LOG (CMF) Button: Case Notes-Comments Concerns-Reference
FIIC LOG
6. Use EXIT Button to end session
EXIT
HELP ?
Scoring Record Status: Complete-3
MsgWindow
Copyright FIIC R&D 2003, 2004 [28Jul04]

Yields 3 Pass or Fail decisions

SAMPLE DATABASE DESCRIPTION AND USAGE (CONT.)

Exhibit B

SERVICE LEVELS

The following Service levels relate to the Hosting Services, as indicated below. Service Levels measure the availability of certain resources, the duration of certain events or services, and response times. Any time periods during which Licensor’s ability to perform the Hosting Services has been disrupted by one or more force majeure events (as defined in Schedule 1) shall be excluded in determining whether Licensor has met the following Service Levels.

Service Description	Performance Standard
General
Hosted Database availability

Excepting scheduled downtime, Hosted Database availability shall 80% as measured over one calendar month. Availability is measured in minutes available divided by minutes in the month. The Hosted Database is considered unavailable when Licensee or a Sublicensee cannot access or use the Hosted Database due to problems with Licensor’s servers or operating system.

Customer Services
Customer service availability	Standard coverage from 9:00 a.m. until 9:00 p.m. Eastern time.
Service response commitment

Calls concerning critical issues shall be returned within 30 minutes, and calls concerning non-critical issues shall be returned within 60 minutes.[1] Licensor shall assign one or more technicians to provide remedial efforts until critical issues are resolved.

Maintenance schedule	Scheduled maintenance will be performed only during non-peak hours.
Reporting on service availability

Licensee shall report to Licensor any problems related to the Hosted Database within 5 days of experiencing such difficulties. The Hosted Database shall be deemed to be unavailable if Licensor’s server is not responding to HTTP requests issued by Licensor’s monitoring software. Scheduled maintenance shall not be deemed to be server unavailability.

Response time for initial service issues, incidents, or questions, including e-mail	100% within 12 hours of occurrence
Response to e-mail reflecting action taken or containing an inquiry	100% within 24 hours

_________________________

1 A critical issue is considered to be any occurrence that renders the CUSTOMER system, network, or applications to be non-operational and no circumvention is available. Examples of critical issues that could occur are: (i) failure of operating system software; (ii) failure of network device software; (iii) failure of firewall software; or (iv) any software related problem that would interfere with Customer’s ability to access the Software or Services in time frame not compliant with the parties’ mutually defined Service Levels. A non-critical issue is considered to be anything that has little or no impact on the Customer’s system, network or database performance or availability. Examples of non-critical issues that could occur are: (i) upstream provider outages; (ii) standard operating system patches and upgrades; or (iii) security system patches and upgrades.